As filed with the Securities and Exchange Commission on January 25, 2000
                                              Registration No.
--------------------------------------------------------------------------
--------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                         Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                              --------------------
           Delaware                                      63-0589368
     (State or Other Jurisdiction of                  (I.R.S. Employer
     Incorporation or Organization)                  Identification No.)

     417 North 20th Street, Birmingham, AL          35203
     (Address of Principal Executive Offices)       (Zip Code)


         Stock Options Assumed in Acquisition of Minden Bancshares, Inc.

                             (Full Title of Plan)
                              --------------------

                              Samuel E. Upchurch, Jr.
                     General Counsel and Corporate Secretary
                              417 North 20th Street
                              Birmingham, AL 35203
                    (Name and address of agent for service)

                                 (205) 326-7860
          (Telephone Number, Including Area Code, of Agent for Service)
                              --------------------
                                   Copies to:

                               Charles C. Pinckney
                      Lange, Simpson, Robinson & Somerville LLP
                        417 North 20th Street, Suite 1700
                               Birmingham, Al 35203
                                 (205) 250-5000

                              --------------------

                              --------------------

                     CALCULATION OF REGISTRATION FEE

  Title of                            Proposed maximum       Proposed maximum
 securities to       Amount to be       offering price          aggregate          Amount of
be registered        registered           per share*         offering price**    registration fee
--------------------------------------------------------------------------------------------------
Common Stock, par     119,189               $14.39             $1,562,356.11         $412.46
value $.625 per
share
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
*  Maximum option exercise price of stock options with exercise prices in the range from $9.57 to $14.39.

** Calculated pursuant to Rule 457(h) based on the option exercise prices and number of shares issuable at each price.

                              PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, previously filed by Regions Financial Corporation ("Regions" or the "Registrant") with the Securities and Exchange Commission, are incorporated herein by reference:

       a. Regions' Annual Report on Form 10-K for the year ended December 31, 1998;

       b. Regions' Quarterly Reports on Form 10-Q for the three month periods ended March 31 (as amended), June 30 (as amended), and September 30, 1999;

       c.   Regions' Current Reports on Form 8-K dated as of October 18,
            1999;

       d. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for the period since December 31, 1998.

       e. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description;

     All documents subsequently filed pursuant to Sections 13, 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 4.     DESCRIPTION OF SECURITIES

     Not applicable to this Registration Statement.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL

     An opinion on the legality of the shares which are the subject of this registration statement is given by Lange, Simpson, Robinson & Somerville LLP, 417 North 20th Street, Birmingham, Alabama, 35203. Henry E. Simpson, partner of the firm, is a director of Regions. As of January 21, 2000, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of 238,431 shares of Regions Common Stock.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the Certificate of Incorporation of the Registrant provides:

     "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

     Section 145 of the Delaware General Corporation law empowers the Company to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

     "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

     The Company has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable to this Registration Statement.

ITEM 8.     EXHIBITS.

     See Index to Exhibits.

ITEM 9.  UNDERTAKINGS.

     A. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represents a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED HOWEVER, that such undertakings set forth in (i) and (ii) above do not apply to the extent the information required to be included in a post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     The undersigned Registrant further undertakes, that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on January 21, 2000.


                                          REGISTRANT:

                                          REGIONS FINANCIAL CORPORATION


                                        BY: /s/ Richard D. Horsley
                                            -----------------------------
                                                 Richard D. Horsley
                                             Vice Chairman of the Board and
                                              Executive Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



      SIGNATURE                       TITLE                      DATE
---------------------------- ----------------------------  ------------------
            *
---------------------------  President and Chief Executive    January 21, 2000
Carl E. Jones, Jr.              Officer and Director
                            (principal executive officer)

            *
---------------------------  Vice Chairman of the Board and   January 21, 2000
Richard D. Horsley            Executive Financial Officer
                                     and Director
                             (principal financial officer)
            *
---------------------------  Executive Vice President and     January 21, 2000
Robert P. Houston                  Comptroller
                            (principal accounting officer)


            *
---------------------------         Director                  January 21, 2000
Sheila S. Blair

            *
---------------------------         Director                  January 21, 2000
James B. Boone, Jr.

            *
---------------------------         Director                  January 21, 2000
James S.M. French


            *
---------------------------         Director                  January 21, 2000
Olin B. King

            *
---------------------------  Chairman of the Board            January 21, 2000
J. Stanley Mackin                and Director

            *
---------------------------         Director                  January 21, 2000
Michael W. Murphy

            *
---------------------------         Director                  January 21, 2000
Henry E. Simpson

            *
---------------------------         Director                  January 21, 2000
Lee J. Styslinger, Jr.

            *
---------------------------         Director                  January 21, 2000
W. Woodrow Stewart

            *
---------------------------         Director                  January 21, 2000
John H. Watson

            *
---------------------------         Director                  January 21, 2000
Robert J. Williams

            *
---------------------------         Director                  January 21, 2000
C. Kemmons Wilson, Jr.


* By /s/ Samuel E. Upchurch, Jr. as attorney-in-fact          January 21, 2000
     pursuant to a power of attorney.

                             INDEX TO EXHIBITS


                                                      Sequential
Exhibit                                                 Page
Number                    Description                  Number


5.1                Opinion Re: legality, of
                   Lange, Simpson, Robinson &
                   Somerville LLP dated January 21,
                   2000

23.1               Consent of Ernst & Young LLP.

23.2               Consent of Lange, Simpson,
                   Robinson & Somerville LLP --
                   Included in Exhibit 5.1

24.1               Power of attorney

                                             Exhibit 5.1

                   LANGE, SIMPSON, ROBINSON & SOMERVILLE LLP
                       417 NORTH 20TH STREET, SUITE 1700
                           BIRMINGHAM, ALABAMA 35203
                           TELEPHONE: (205) 250-5000
                           FACSIMILE: (205) 250-5034

                                   January 21, 2000


Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama  35203


Ladies and Gentlemen:


     We render this opinion as counsel for Regions Financial Corporation, a Delaware corporation ("the Company") in connection with its registration statement on Form S-8 for shares of its common stock to be issued under that certain stock option plan assumed by the Company in the acquisition of Minden Bancshares, Inc. (the "Assumed Stock Options"). We have considered the terms of the Assumed Stock Options and the pertinent definitive acquisition agreement, and we have examined such other documents and records as we have deemed necessary to examine for the purpose of giving this opinion.

     Based upon the foregoing, it is our opinion that, when shares of common stock of the Company are issued upon exercise of an Assumed Stock Option and upon payment of the consideration therefore, such shares will be duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

     We consent to the inclusion of this opinion as an exhibit of the registration statement and to the reference to this firm in Part II of the Registration Statement.

                                Yours truly,


               /s/ Lange, Simpson, Robinson & Somerville LLP

                                                          EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the stock options assumed in the acquisition of Minden Bancshares, Inc. by Regions Financial Corporation of our report dated March 11, 1999 with respect to the consolidated financial statements of Regions Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP


Birmingham, Alabama
January 20, 2000

                                                           Exhibit 24.1

                         REGIONS FINANCIAL CORPORATION

                              POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that the undersigned directors and officers of REGIONS FINANCIAL CORPORATION (the "Corporation") hereby constitute and appoint Richard D. Horsley and Samuel E. Upchurch, Jr., and each of them, the true and lawful agent and attorney-in-fact of the undersigned, with full power of substitution and resubstituion, and with full power and authority in said agents and attorneys-in-fact, and in any one of them, to sign for the undersigned and in their respective names as directors and officers of the Corporation, one or more Registration Statements to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of the stock options assumed in the acquisition of Minden Bancshares, Inc. and to sign any and all amendments to such Registration Statements.




      SIGNATURE                       TITLE                         DATE
-------------------------  -----------------------------     -----------------
/s/ Carl E. Jones, Jr.
---------------------------  President and Chief Executive       July 21, 1999
Carl E. Jones, Jr.              Officer and Director
                            (principal executive officer)

/s/ Richard D. Horsley
---------------------------  Vice Chairman of the Board and      July 21, 1999
Richard D. Horsley            Executive Financial Officer
                                     and Director
                             (principal financial officer)
/s/ Robert P. Houston
---------------------------  Executive Vice President and        July 21, 1999
Robert P. Houston                  Comptroller
                            (principal accounting officer)

/s/ Sheila S. Blair
---------------------------         Director                     July 21, 1999
Sheila S. Blair

/s/ James B. Boone, Jr.
---------------------------         Director                     July 21, 1999
James B. Boone, Jr.

/s/ James S.M. French
---------------------------         Director                     July 21, 1999
James S.M. French

/s/ Olin B. King
---------------------------         Director                     July 21, 1999
Olin B. King

/s/ J. Stanley Mackin
---------------------------  Chairman of the Board               July 21, 1999
J. Stanley Mackin                 and Director

/s/ Michael W. Murphy
---------------------------         Director                     July 21, 1999
Michael W. Murphy

/s/ Henry E. Simpson
---------------------------         Director                     July 21, 1999
Henry E. Simpson

/s/ Lee J. Styslinger, Jr.
---------------------------         Director                     July 21, 1999
Lee J. Styslinger, Jr.

/s/ W. Woodrow Stewart
---------------------------         Director                     July 21, 1999
W. Woodrow Stewart

/s/ John H. Watson
---------------------------         Director                     July 21, 1999
John H. Watson

/s/ Robert J. Williams
---------------------------         Director                     July 21, 1999
Robert J. Williams

/s/ C. Kemmons Wilson, Jr.
---------------------------         Director                     July 21, 1999
C. Kemmons Wilson, Jr.